Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Claire’s Stores, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-58549) on Form S-3 and (No. 333-42027) on Form S-8 of Claire’s Stores, Inc. of our reports dated April 19, 2007, with respect to the consolidated balance sheets of Claire’s Stores, Inc. and subsidiaries as of February 3, 2007 and January 28, 2006, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for each of the fiscal years ended February 3, 2007, January 28, 2006, and January 29, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of February 3, 2007 and the effectiveness of internal control over financial reporting as of February 3, 2007, which reports appear in the February 3, 2007 annual report on Form 10-K of Claire’s Stores, Inc.
Effective January 29, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R, Share Based Payment.
/s/ KPMG LLP
April 19, 2007
Tampa, Florida
Certified Public Accountants